EXHIBIT 99.1

For further information contact: Ronald Anderson, President and CEO (610) 644-9400

Release Date:           May 3, 2012
For Immediate Release

MALVERN FEDERAL BANCORP, INC. ANNOUNCES RESULTS FOR THE SECOND QUARTER OF FISCAL 2012

Paoli, Pennsylvania – Malvern Federal Bancorp, Inc. (the “Company”) (NASDAQ: MLVF), the “mid-tier” holding company for Malvern Federal Savings Bank (the “Bank”), today announced net income for the three months ended March 31, 2012 of $219,000 compared to a net loss of $4.7 million for the three months ended March 31, 2011. On a per share basis, the Company is reporting net income of $0.04 per share for the quarter ended March 31, 2012, compared to a net loss of $0.80 per share for the quarter ended March 31, 2011.  Additionally, the Company reported a net income of $1.5 million, or $0.25 per share, for the six months ended March 31, 2012 compared to net loss of $5.4 million, or $0.92 per share, for the six months ended March 31, 2011.

The provision for loan losses was $325,000 for the quarter ended March 31, 2012 compared to $8.1 million for the quarter ended March 31, 2011.  For the six months ended March 31, 2012, the provision for loan losses was $25,000 compared to $10.0 million for the six months ended March 31, 2011. The $10.0 million difference in the provision for loan losses for the six months ended March 31, 2012 was due to a $5.8 million, or 74.3%, decrease in net charge-offs during the first six month in fiscal 2012 compared to first six months of fiscal 2011, as well as an overall improvement in the trend in our level of problem assets. Our net charge-offs to the allowance for loan losses for the three and six months ended March 31, 2012 amounted to $1.3 million and $2.1 million, respectively. At March 31, 2012, the Company’s total non-performing assets and performing troubled debt restructurings totaled $24.8 million compared to $31.6 million at September 30, 2011, an improvement of 21.5%. As of March 31, 2012, the balance of the allowance for loan losses was $8.1 million, or 68.9% of non-accruing loans, compared to an allowance for loan losses of $10.4 million or 64.5% of non-accruing loans at March 31, 2011.

At March 31, 2012, the Company’s total non-accrual loans amounted to $11.7 million. Total non-accruing loans increased by $1.3 million on a linked quarter basis due primarily to one commercial real estate loan with a carrying value of $1.3 million being placed on non-accrual as of March 31, 2012. However, the collateral securing this loan is under agreement of sale with the proceeds from the sale expected to repay this loan in full. Settlement on the sale of the collateral property is expected during the June 2012 quarter.

The Company’s net interest income for the three and six months ended March 31, 2012 was $4.4 million and $8.9 million, respectively, a decrease of $553,000 and $765,000, respectively compared to the three and six month periods ended March 31, 2011.  The Company's net interest rate spread of 2.72% and net interest margin of 2.83% for the three months ended March 31, 2012 decreased when compared to a net interest rate spread of 2.95% and a net interest margin of 3.07% for the second quarter of fiscal 2011. Similarly, the Company's net interest rate spread of 2.78% and net interest margin of 2.90% for the first six months of fiscal 2012 decreased when compared to a net interest rate spread of 2.89% and a net interest margin of 3.00% for the first six months of fiscal 2011.

The Company’s interest and dividend income decreased by $944,000 in the three month period ended March 31, 2012 compared to the three month period ended March 31, 2011.  Interest income decreased in the three months ended March 31, 2012 from the prior comparable period in fiscal 2011 due primarily to a decline in the average balance of loans receivable and lower average yields earned on loans in the fiscal 2012 quarter.  During the second quarter of fiscal 2012 compared to the second quarter of fiscal 2011, the average yield on the Company’s loan portfolio decreased by 23 basis points to 5.02% from 5.25%. The average balance of loans receivable decreased by $54.6 million, or 10.2%, in the second quarter of fiscal 2012 compared to the second quarter of fiscal 2011, due primarily to a decline in overall loan demand, as well as the lending restrictions imposed under the Supervisory Agreement that the Bank entered into with the Office of Thrift Supervision in October 2010. The average yield on investment securities increased slightly to 2.02% for the three months ended March 31, 2012 from 1.96% for the same period in fiscal 2011, and the average balance of our investment securities increased by $5.9 million during the three months ended March 31, 2012 compared to the prior fiscal year period.

The Company’s interest and dividend income decreased by $1.8 million in the six month period ended March 31, 2012 compared to the six month period ended March 31, 2011.  Interest income decreased in the six months ended March 31, 2012 from the prior comparable period in fiscal 2011 due again primarily to a decline in the average balance of loans receivable and lower average yields on loans in the fiscal 2012 period.  During the first half of fiscal 2012 compared to the first half of fiscal 2011, the average yield on the Company’s loan portfolio decreased by 23 basis points to 5.10% from 5.33%. The average balance of loans receivable decreased by $50.4 million, or 9.4%, in the first six months of fiscal 2012 compared to the first six months of fiscal 2011, due primarily to a decline in overall loan demand, as well as the securitization and sale of approximately $10.7 million of fixed-rate first mortgage loans during the first quarter of fiscal year 2012. The average yield on investment securities increased to 2.04% for the six months ended March 31, 2012 from 1.95% for the same period in fiscal 2011, and the average balance of our investment securities increased by $9.4 million during the six months ended March 31, 2012 compared to the prior fiscal year period.

The Company’s interest expense for the three month period ended March 31, 2012 was $2.1 million, a decrease of $391,000 from the three month period ended March 31, 2011. There was a $392,000 decrease in interest expense on deposits and an $1,000 increase in interest on FHLB borrowings during the second quarter of fiscal 2012 compared to the second quarter of fiscal 2011.  The average balance of deposit accounts decreased by $24.2 million, or 4.5%, in the second quarter of fiscal 2012 compared to the second quarter of fiscal 2011, due primarily to $23.6 million decrease in higher costing certificates of deposit. The average rate paid on deposits decreased to 1.30% for the second quarter of fiscal 2012 from 1.53% for the second quarter of fiscal 2011. The average rate paid on borrowed funds increased to 3.51% in the second quarter of fiscal 2012 compared to 3.44% in the second quarter of fiscal 2011.

The Company’s interest expense for the six month period ended March 31, 2012 was $4.4 million, a decrease of $1.0 million from the six month period ended March 31, 2011. There was a $990,000 decrease in interest expense on deposits and a $17,000 decrease in interest on FHLB borrowings during the first six months of fiscal 2012 compared to the first six months of fiscal 2011.  The average balance of deposit accounts decreased by $28.4 million, or 5.1%, in the first six months of fiscal 2012 compared to the first six months of fiscal 2011, due primarily to $31.8 million decrease in higher costing certificates of deposit. The average rate paid on deposits decreased to 1.34% for the first six months of fiscal 2012 from 1.64% for the first six months of fiscal 2011. The average rate paid on borrowed funds increased to 3.52% in the first six months of fiscal 2012 compared to 3.49% in the first six months of fiscal 2011.

The Company's other, or non-interest, income increased by $448,000 to $898,000 for the three months ended March 31, 2012 from the comparable prior year period. The increase in other income during the second quarter of fiscal 2012 was due in part to a $168,000 gain recorded on the sale of investment securities. In addition, primarily as a result of certain commercial properties being acquired as other real estate owned (“REO”) during fiscal year 2011, and which we have rented to tenants, our other income included a $329,000 increase in REO rental income in the second quarter of fiscal 2012 compared to the second quarter of fiscal 2011.

The Company's other, or non-interest, income increased by $997,000 to $1.9 million for the six months ended March 31, 2012 from the comparable prior year period. The increase in other income during the first six months of fiscal 2012 was due primarily to gains in the amount of $623,000 recorded on the securitization and sale of $10.7 million of long-term fixed-rate residential mortgage loans and the sale of $4.8 million of investment securities. In addition, there was an increase in REO rental income in the amount of $399,000 during the six months ended March 31, 2012 compared to the six months ended March 31, 2011.

Other, or non-interest, expense of the Company increased by $228,000 in the second quarter ended March 31, 2012 over the comparable prior fiscal year period. The increase in other operating expenses in the second quarter of fiscal 2012 compared to the second quarter of fiscal 2011 was due primarily to an $184,000 increase in other real estate owned expense and an $81,000 increase in salaries and employee benefits.  These increases were partially offset by a $99,000 decrease in federal deposit insurance premiums in the quarter ended March 31, 2012 compared to the quarter ended March 31, 2011.  For the second quarter of fiscal 2012, the Company had an income tax expense of $28,000 compared to an income tax benefit of $2.5 million for the second quarter of fiscal 2011.  The increased income tax expense for the quarter ended March 31, 2012 was primarily due to a $7.5 million increase in pre-tax net income during the quarter ended March 31, 2012 compared to the second quarter of fiscal 2011.

Other, or non-interest, expense of the Company decreased by $231,000 in the six months ended March 31, 2012 over the comparable prior fiscal year period. The decrease in other operating expenses in the first six months of fiscal 2012 compared to the first six months of fiscal 2011 was due primarily to a $220,000 decrease in other real estate owned expense and a $250,000 decrease in federal deposit insurance premiums, due to a lower deposit base in the fiscal 2012 period.  These decreases were partially offset by a $155,000 increase in salaries and employee benefits and a $70,000 increase in professional fees in the six months ended March 31, 2012 compared to the six months ended March 31, 2011. For the first six months of fiscal 2012, the Company had an income tax expense of $588,000 compared to an income tax benefit of $3.0 million for the first six months of fiscal 2011.  The increased income tax expense for the six months ended March 31, 2012 was primarily due to a $10.5 million increase in pre-tax net income during the six months of fiscal 2012.

The Company’s total assets amounted to $651.6 million at March 31, 2012 compared to $666.6 million at September 30, 2011.  The primary reason for the $15.0 million decrease in assets during the first six months of fiscal 2012 was a $39.0 million decrease in net loans receivable, a $3.6 million decrease in REO, a $535,000 decrease in deferred taxes and a $522,000 decrease in restricted stock at March 31, 2012 compared to September 30, 2011. Partially offsetting such decreases was an increase in cash and cash equivalents in the amount of $25.1 million and a $4.2 million increase in investment securities. The $3.6 million decrease in REO at March 31, 2012 compared to September 30, 2011, was primarily due to $3.8 million in net sales of REO properties and $472,000 in reductions to collateral fair values, which are reflected as REO expense during the first six months of fiscal 2012. The Company’s total REO amounted to $4.7 million at March 31, 2012 compared to $8.3 million at September 30, 2011.

Total deposits decreased $17.4 million to $537.0 million at March 31, 2012 compared to September 30, 2011. Total FHLB advances decreased by $505,000 to $48.6 million compared to $49.1 million at September 30, 2011.

Shareholders’ equity increased by $1.6 million to $61.9 million at March 31, 2012 compared to $60.3 million at September 30, 2011 due primarily to an increase in retained earnings. Net income during the first six months of fiscal 2012 in the amount of $1.5 million increased retained earnings to $38.1 million at March 31, 2012 compared to the $36.6 million at September 30, 2011.

Malvern Federal Bancorp, Inc. is the “mid-tier” holding company for Malvern Federal Savings Bank.  Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887.  The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as eight other financial centers located throughout Chester and Delaware County, Pennsylvania.

This press release contains certain forward looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Federal Bancorp, and changes in the securities markets.   Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

MALVERN FEDERAL BANCORP, INC.

SELECTED FINANCIAL AND OTHER DATA (unaudited)

	At March 31, 2012	At September 30, 2011
	(Dollars in thousands)
Selected Financial Condition Data:
Total assets	$651,604	$666,568
Loans receivable, net	467,028	506,019
Securities held to maturity	696	3,797
Securities available for sale	81,701	74,389
FHLB borrowings	48,593	49,098
Deposits	537,029	554,455
Shareholders’ equity	61,903	60,284
Total liabilities	589,701	606,284
Allowance for loan losses	8,076	10,101
Non-accrual loans	11,730	12,915
Non-performing assets	16,473	21,235
Performing troubled debt restructurings	8,305	10,340
Non-performing assets and performing troubled debt restructurings	24,778	31,575

	Three Months Ended March 31,
	2012	2011
	(Dollars in thousands, except per share data)
Selected Operating Data:
Total interest and dividend income	$6,474	$7,418
Total interest expense	2,117	2,508
Net interest income	4,357	4,910
Provision for loan losses	325	8,142
Net interest income (loss) after provision for loan losses	4,032	(3,232)
Total other income	898	450
Total other expense	4,683	4,455
Income tax expense (benefit)	28	(2,533)
Net income (loss)	$219	$(4,704)
Net earnings (loss) per share	$0.04	$(0.80)
Dividends declared per share	$-	$-

	Six Months Ended March 31,
	2012	2011
	(Dollars in thousands, except per share data)
Selected Operating Data:
Total interest and dividend income	$13,346	$15,118
Total interest expense	4,404	5,411
Net interest income	8,942	9,707
Provision for loan losses	25	10,042
Net interest income (loss) after provision for loan losses	8,917	(335)
Total other income	1,868	871
Total other expense	8,727	8,958
Income tax expense (benefit)	588	(2,979)
Net income (loss)	$1,470	$(5,443)
Net earnings (loss) per share	$0.25	$(0.92)
Dividends declared per share	$-	$0.03

	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011
Selected Financial Ratios and Other Data(1)
Selected Operating Ratios:
Average yield on interest-earning assets	4.21%	4.64%	4.32%	4.68%
Average rate on interest-bearing liabilities	1.49	1.69	1.54	1.79
Average interest rate spread(2)	2.72	2.95	2.78	2.89
Net interest margin(3)	2.83	3.07	2.90	3.00
Total non-interest expense to average assets	2.85	2.61	2.64	2.59
Efficiency ratio(4)	89.12	83.12	80.73	84.69
Return on average assets	0.13	(2.76)	0.44	(1.57)
Return on average equity	1.41	(28.97)	4.77	(16.57)

Asset Quality Ratios(5):
Non-accrual loans as a percent of total loans receivable	2.48%	3.05%	2.48%	3.05%
Non-performing assets as a percent of total assets	2.53	3.20	2.53	3.20
Non-performing assets and performing troubled debt restructurings as a percent of total assets	3.80	4.89	3.80	4.89
Allowance for loan losses as a percent of non-accrual loans	68.85	64.50	68.85	64.50

Capital Ratios(5):
Total risk-based capital to risk weighted assets	13.71%	12.51%	13.71%	12.51%
Tier 1 risk based capital to risk weighted assets	12.45	11.25	12.45	11.25
Tangible capital to tangible assets	8.27	8.01	8.27	8.01
Tier 1 leverage (core) capital to adjustable tangible assets	8.27	8.01	8.27	8.01
Shareholders’ equity to total assets	9.50	8.90	9.50	8.90

___________________________
(1) Ratios have been annualized where appropriate.
(2) Average interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(3) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(4) The efficiency ratio represents the ratio of non-interest expense divided by net interest income and total other income.
(5) Asset quality ratios are end of period ratios. Capital ratios are end of period ratios and are at Bank level except for shareholders’
      equity to total assets. During the quarter ended December 31, 2011, the Company made a $3.2 million capital infusion to the
      Bank.

The table below sets forth the amounts and categories of loans delinquent more than 30 days but less than 90 days at the dates indicated.

	March 31, 2012	December 31, 2011	September 30, 2011
	(Dollars in thousands)
31-89 Days Delinquent:
Residential mortgage	$984	$1,408	$759
Construction and Development:
Residential and commercial	-	-	-
Commercial:
Commercial real estate(1)	436	3,170	195
Other	-	-	22
Consumer:
Home equity lines of credit	-	20	16
Second mortgages	1,471	1,182	1,701
Other	-	7	16
Total	$2,891	$5,787	$2,709

____________________________
(1) Consists of one loan deemed to be a troubled debt restructuring (“TDR”) in the amount of $436,000 which was 60 days past due at March 31, 2012.

The table below sets forth our non-performing assets and performing troubled debt restructurings which were in accruing status at the dates indicated.  Loans are generally placed on non-accrual status when they are 90 days or more past due as to principal or interest or when the collection of principal and/or interest becomes doubtful.  There were no loans past due 90 days or more and still accruing interest at any of the dates of the table below.

	March 31, 2012	December 31, 2011	September 30, 2011
	(Dollars in thousands)
Non-accruing loans:
Residential mortgage	$4,425	$2,562	$2,866
Construction and development:
Residential and commercial(1)	3,210	4,841	6,617
Commercial:
Commercial real estate(2)	2,822	1,694	1,765
Other	201	209	229
Consumer:
Home equity lines of credit	43	37	61
Second mortgages	1,029	1,065	1,377
Other	-	-	-
Total non-accruing loans	11,730	10,408	12,915
Other real estate owned and other foreclosed assets:
Residential mortgage	1,374	2,489	3,872
Construction and development:
Residential and commercial	-	-	-
Land	164	-	-
Commercial:
Commercial real estate	3,171	3,908	4,415
Multi-family	-	-	-
Other	34	34	34
Consumer:
Second mortgages	-	-	-
Total	4,743	6,431	8,321
Total non-performing assets	16,473	16,839	21,236

Performing troubled debt restructurings:
Residential mortgage	876	882	1,049
Construction and development:
Land loans	1,154	1,157	1,160
Commercial:
Commercial real estate(3)	6,100	7,897	7,919
Other	175	175	175
Consumer:
Home equity lines of credit	-	-	37
Second mortgages	-	-	-
Total	8,305	10,111	10,340
Total non-performing assets and performing troubled debt restructurings	$24,778	$26,950	$31,575
Ratios:
Total non-accrual loans as a percent of gross loans	2.48%	2.15%	2.52%
Total non-performing assets as a percent of total assets	2.53%	2.53%	3.19%
Total non-performing assets and performing troubled debt restructurings as a percent of total assets	3.80%	4.04%	4.74%
________________________
(1) At March 31, 2012, includes two loans to one borrower classified as TDRs in the aggregate amount of $1.6 million.
(2) At March 31, 2012 includes one loan classified as a TDR in the aggregate amount of $1.3 million.
(3) At March 31, 2012, includes one TDR in the aggregate amount of $436,000 which was 60 days past due at such date.